SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934



Date of Report                  July 22, 1998
                      (Date of earliest event reported)

                        CHRYSLER FINANCIAL CORPORATION

            (Exact name of registrant as specified in its charter)


State of Michigan                   I-5966                   38-0961430
(State or other jurisdiction        (Commission             (IRS Employer
of incorporation)                     File No.)           Identification No.)


                27777 Franklin Road, Southfield, Michigan 48034
                   (Address of principal executive offices)



Registrant's telephone number, including area code (248)948-3067


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Item 5.  Other Events.

         On July 13, 1998, the registrant's parent, Chrysler Corporation, released its financial statements for six months ended June 30, 1998. Chrysler reported earnings before income taxes of $1,602 million for the second quarter of 1998, compared with $811 million for the second quarter of 1997. For the first six months of 1998, Chrysler reported earnings before income taxes of $3,274 million, compared with $2,515 million for the first six months of 1997. Net earnings for the second quarter of 1998 were $1,003 million, or $1.55 per common share, compared with $483 million, or $0.71 per common share, for the second quarter of 1997. Net earnings for the first six months of 1998 were $2,055 million, or $3.18 per common share, compared with $1,512 million, or $2.20 per common share, for the first six months of 1997.

         Earnings for the second quarter and first six months of 1998 compared to the corresponding 1997 periods reflect an increase in vehicle shipments, improved product mix and decreased warranty costs, partially offset by an increase in average sales incentives and higher profit-based employee compensation. The increase in average sales incentives per vehicle was attributable to an increasingly competitive market environment. The decrease in warranty costs was primarily related to several voluntary customer service actions and recalls initiated in the second quarter of 1997. Earnings for the second quarter and first six months of 1997 also included an estimated unfavorable impact of approximately $730 million related to a 29-day strike at an engine plant in Detroit, Michigan. The full-year estimated impact of the strike was $590 million after taking into account the effect of a partial recovery of production losses that occurred during the remainder of 1997.

         Chrysler's worldwide vehicle shipments in the second quarter and first six months of 1998 were 849,369 units and 1,675,089 units, respectively, compared with 738,453 units and 1,519,692 units, respectively, in the second quarter and first six months of 1997. The increases in worldwide shipments primarily reflect the unfavorable impact of a 29-day strike in 1997 and shipments of Chrysler's all-new Dodge Durango in 1998. Chrysler's vehicle shipments outside of the U.S., Canada and Mexico in the second quarter and first six months of 1998 were 50,911 units and 107,691 units, respectively, compared with 72,308 units and 125,160 units, respectively, in the second quarter and first six months of 1997. The decrease in shipments


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outside of the U.S., Canada and Mexico is primarily caused by continued
economic difficulties in Asian markets.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as part of this Report;

         (a)      Financial statements of businesses acquired:     None

         (b)      Pro forma financial information:     None

         (c)      Exhibits:     None




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                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    CHRYSLER FINANCIAL CORPORATION



Date: July 22, 1998                 By:     \s\ Byron C. Babbish
                                          ----------------------
                                            Byron C. Babbish
                                            Assistant Secretary